Exhibit 10.1
Amendment to Chief Executive Officer Employment Agreement
On April 26, 2024, our Board of Directors approved an amendment to Ryan McMonagle’s employment agreement to increase Mr. McMonagle’s target bonus opportunity from 50% of his annual base salary to 100% of his annual base salary. All other terms of Mr. McMonagle’s existing employment agreement remain unchanged.